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EXHIBIT 10.4 -- SCHEDULE OF NAMED EXECUTIVE OFFICER COMPENSATION

      BASE SALARY. For 2005, the named executive officers will receive the following base salaries:

             NAME AND PRINCIPAL POSITION                      SALARY
---------------------------------------------------------   -----------
DONALD E. SMITH                                             $517,984.22
President and Chairman of the Corporation;
Chairman of FFB

NORMAN L. LOWERY                                            $417,218.92
Vice Chairman, CEO and Vice President of the Corporation;
President and CEO of FFB

MICHAEL A. CARTY                                            $166,500.00
CFO, Secretary and Treasurer of the Corporation;
Senior Vice President of FFB

RICHARD O. WHITE                                            $143,593.00
Senior Vice President of FFB

THOMAS S. CLARY                                             $140,600.00
Senior Vice President of FFB and COO

      ANNUAL BONUS AMOUNTS. The Compensation Committee determines whether a bonus should be paid based primarily upon the overall performance of the Corporation.

      LONG-TERM INCENTIVE PLAN. Beginning in 1999 the Board began discussions with several consultants regarding compensation programs. These consultations and discussions focused on an analysis of compensation programs of other financial institutions and what actions were needed to provide comparable compensation packages to directors, officers and key employees. These discussions and the analysis of the information received culminated with the adoption by the Board in November 2000 of the 2001 Long-Term Incentive Plan, effective January 1, 2001. The plan expires on December 31, 2009.

      This plan was adopted after lengthy Board discussions with and consultation from Clarke Bardes Consulting. The plan is designed to enhance stockholder value of the Corporation by attracting and retaining directors, officers and other key employees and provide further incentive for directors, officers and other key employees to give their maximum effort to the continued growth and success of the Corporation. This is an unfunded, nonqualified plan of deferred compensation which is administered by the Compensation Committee.

      Directors and executive officers who are "highly compensated employees" within the meaning of Section 201(2) of ERISA, and who are age 65 of under are eligible to participate in the plan. The Compensation Committee has designated as participants in the plan all directors of the Corporation, the executive officers listed in the summary compensation table below, the presidents of its subsidiary banks and certain other officers. Individuals are not eligible to receive rewards of compensation under the plan after age 65. Messrs. Smith, Niemeyer and O'Leary are exempted from the age limitations of the plan at the plan's inception. Messrs. Niemeyer and O'Leary are non-employee directors of the Corporation.

      Rewards of compensation under the plan are based upon the specific "award amount" for each individual specified in the plan. There are four tiers of participants in the plan, with a different award amount specified for each tier. The award amounts were established after discussions with and receipt of advice from the Corporation's consultant, who had performed an analysis of a peer group of companies for the Corporation and the financial institution industry generally.

      Rewards of compensation equal 90, 100 or 110 percent of the individual's award amount. The percentage of the award made is dependent upon whether the Corporation and the subsidiary banks attain either the first, second or third target level of performance goals established by the Compensation Committee for the Corporation and each subsidiary bank. If the first target level is not attained, no award is made. If the first, second or third levels of the performance goals are attained, the award will equal 90, 100 or 110 percent of the award amount, respectively.

      Payments under the plan generally do not begin until the earlier of January 1, 2015, or the January 1 immediately following the year in which the participant reaches age 65. Payments are in cash only and are generally made in 180 equal consecutive monthly installments.

      Directors and executives become 100 percent vested in their awards if or when they have provided five years of service to the Corporation or the respective subsidiary.

      Awards for 2005 will be based on a weighted point total of the following target goals for the Corporation and its subsidiary banks: return on average assets, return on average equity, net after-tax income and corporate earnings per share.

      EMPLOYEE STOCK OWNERSHIP PLAN. The Corporation sponsors the First Financial Corporation Employee Stock Ownership Plan ("ESOP") and the First Financial Corporation Employees' Pension Plan ("Pension Plan") for the benefit of substantially all of the employees of the Corporation and its subsidiaries. These plans constitute a "floor offset" retirement program, so that the Pension Plan provides each participant with a minimum benefit which is offset by the benefit provided by the ESOP.

      Under the terms of the ESOP, the Corporation or its subsidiaries, as participating employers, may contribute Corporation common stock to the ESOP or contribute cash to the ESOP, which will be primarily invested in the Corporation's common stock. The amount of contributions, when they are made, is determined by the Board of Directors of the Corporation. No participant contributions are required or allowed under the ESOP. Participants have the right to direct the voting of the shares of the Corporation's stock allocated to their accounts under the ESOP on all corporate matters.

      DEFINED BENEFIT PLAN. The Pension Plan was adopted in conjunction with, but is separate from, the ESOP. The monthly guaranteed minimum benefit under the Pension Plan is reduced by the monthly benefit derived from the participant's vested portion of his ESOP account balance, calculated by the actuary for the Pension Plan as a single life annuity. The normal retirement benefit will begin at age 65 and be paid monthly for as long as the participant lives.

      The Corporation implemented a nonqualified supplemental retirement plan and a nonqualified deferred compensation plan to replace benefits lost due to the Internal Revenue Code limitations on benefits and compensation and limitations imposed on employer contributions under the ESOP and the pension plan. These plans are unfunded, and no contributions by the Corporation were made to these plans during the last three fiscal years.

      OTHER COMPENSATION PLANS. At various times in the past the Corporation has adopted certain broad-based employee benefit plans in which the executive officers are permitted to participate on the same terms as other corporation employees who meet applicable eligibility criteria, subject to any legal limitations on the amount that may be contributed or the benefits that may be payable under the plans.